Exhibit 99.1

Solidion Technology, Inc. Announces Pricing of $3.85 Million Private Placement

DALLAS, TEXAS, March 13, 2024 (GLOBE NEWSWIRE) -- Solidion Technology, Inc., (the “Company,” "Solidion,” “we,” “our” or “us”), an advanced battery technology solutions provider, today announced that it has entered into a securities purchase agreement with institutional investors to raise approximately $3.85 million in aggregate cash proceeds, before deducting fees to the placement agent and other offering expenses payable by the Company.  The closing of the private placement is expected to occur on March 14, 2024, subject to the satisfaction of certain customary closing conditions set forth in the securities purchase agreement.

In connection with the private placement, the Company will issue an aggregate of 5,133,332 units and pre-funded units. The pre-funded units will be sold at the same purchase price as the units, less the pre-funded warrant exercise price of $0.0001. Each unit and pre-funded unit will consist of one share of common stock (or pre-funded warrant), two common warrants each exercisable for one share of common stock at an exercise price of $0.75 per share and one common warrant at an exercise price of $0.0001 to purchase such amount of shares of common stock as will be determined on the Reset Date (as defined in the Series B common warrant). The common warrants will be exercisable upon issuance and will have a term of 5.5 years from the stockholder approval date. The number of securities issued under the units is subject to adjustment as described in more detail in the Current Report on Form 8-K to be filed in connection with the private placement.

The Company intends to use the net proceeds from the private placement primarily for general working capital and administrative purposes.

EF Hutton is acting as exclusive placement agent for the offering. Benesch Friedlander Coplan & Aronoff LLP and Loeb & Loeb LLP are serving as counsel to the Company for the private placement. Winston & Strawn LLP is serving as counsel to the placement agent.

The shares of common stock and warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock and the shares issuable upon exercise of the pre-funded warrants and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Solidion Technology, Inc.

Headquartered in Dallas, Texas with pilot production facilities in Dayton, Ohio, Solidion’s core business includes manufacturing of battery materials and components, as well as development and production of next-generation batteries for energy storage systems and electric vehicles for ground, air, and sea transportation. Solidion offers two lines of battery products: (i) advanced anode materials (ready for production expansion); and (ii) three classes of solid-state batteries, including Silicon-rich all-solid-state lithium-ion cells (Gen 1), anodeless lithium metal cells (Gen 2), and lithium-sulfur cells (Gen 3), all featuring an advanced polymer- or polymer/inorganic composite-based solid electrolyte that is process-friendly. Solidion’s solid-state batteries can be manufactured at scale using current lithium-ion cell production facilities; this feature enables fastest time-to-market of safe solid-state batteries. Solidion batteries are designed to deliver significantly extended EV range, improved battery safety, lower cost per KWh, fastest time-to-market, and next-gen cathodes (potential to replace expensive nickel and cobalt with sulfur (S) and other more abundant elements).

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Solidion Technology Inc., (NASDAQ: STI) (the “Company,” "Solidion,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words "forecasts" "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include (i) the lack of a third party valuation in determining to pursue the business combination, (ii) the effect of the announcement or closing of the business combination on Solidion’s business relationships, operating results and business generally, (iii) risks that the business combination disrupts current plans and operations of Solidion and potential difficulties in Solidion employee retention as a result of the transaction, (iv) the outcome of any legal proceedings that may be instituted against Honeycomb Battery Company or against Nubia Brand International Corp. (“Nubia”) related to the transaction, (v) the ability to maintain the listing of Solidion’s securities on a national securities exchange, (vi) volatility of the price of Solidion’s securities due to a variety of factors, including changes in the competitive and highly regulated industries in which Solidion operates, variations in operating performance across competitors, changes in laws and regulations affecting Solidion’s business and changes in the combined capital structure, (vi) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities, and (vii) the risk of downturns and a changing regulatory landscape in the highly competitive EV battery industry, and the Risk Factors contained within our filings with the SEC, including Nubia’s definitive proxy statement filed with the SEC November 8, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Solidion Technology Inc. Contacts

For Investors: ir@solidiontech.com

For Media: press@solidiontech.com